Exhibit 99.4
PROTERRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Proterra’s results of operations and financial condition. The discussion should be read in conjunction with Proterra’s financial statements and notes thereto included in and incorporated by reference elsewhere in the Current Report on Form 8-K (the “Report”) to which this Exhibit 99.4 relates. This discussion contains forward looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward looking statements. See the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Item 2.01 of the Report.
Unless otherwise indicated or the context otherwise requires, references in this Proterra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Proterra,” “we,” “us,” “our” and other similar terms refer to Proterra prior to the Business Combination and to New Proterra and its consolidated subsidiaries after giving effect to the Business Combination. Capitalized terms used without definition in this Exhibit 99.4 have the meanings assigned to them in the Report.
Overview
We are a leading developer and producer of commercial electric vehicle technology with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification.
While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:
•Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle OEM customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.
•Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.
•Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
The first application of Proterra Powered’s commercial vehicle electrification technology was through Proterra Transit’s heavy-duty transit bus, which we designed from the ground up for the North American market. Proterra Powered has partnered with eight OEMs, including Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd., Komatsu Ltd., Lightning eMotors, Inc., and Volta Trucks Ltd., in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, construction and mining, and last-mile delivery vehicle markets, respectively. Through March 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for 156 vehicles to our OEM partner customers.

In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting their logistical constraints and continuous service requirements. As of March 31, 2021, we had installed over 51 MW of charging infrastructure across more than 530 charge points throughout North America.

PROTERRA HISTORY

2010

- Delivered first transit vehicle, the EcoRide bus

2011

- Launched vehicle manufacturing facility in Greenville, South Carolina

2012

- The first heavy-duty electric bus to pass Altoona Testing

2014

- Introduced current generation vehicle, the Catalyst bus

2015

- Opened headquarters and began development of battery manufacturing facility in Burlingame, California

2016

- Completed development of next-generation E2 battery system
- Catalyst E2 test bus traveled over 600 miles on a single charge

2017

- Delivered 100th vehicle
- Announced first strategic partnership with Van Hool
- Launched West Coast vehicle manufacturing facility in City of Industry, California
- Catalyst E2 Max test bus drove 1,101 miles, breaking the world record for distance traveled on a single charge

2018

- Delivered 200th vehicle
- Announced strategic partnerships with Thomas Built Buses
- Announced a strategic investment and collaboration with Daimler to bring electric vehicle technology to additional segments of Daimler's commercial vehicle portfolio

2019

- Delivered 300th vehicle
- Launched Proterra Energy fleet solutions to enable turnkey delivery of a complete energy ecosystem for heavy-duty electric vehicles

2020

- Unveiled the Proterra ZX5 next-generation electric bus with range of up to 329 miles on a single charge
- Entered into strategic agreements to electrify delivery vans, shuttle buses, and transit buses outside North America

Through March 31, 2021, we have generated the majority of our revenue from Proterra Transit’s sales of electric transit buses, complemented by additional revenue from Proterra Powered’s sales of battery systems and Proterra Energy’s sales and installation of charging systems, as well as from the sale of spare parts and other services provided to customers. As fleet electrification continues to expand beyond buses to trucks and other commercial vehicles, we expect Proterra Powered and Proterra Energy to grow into a significantly larger portion of our overall business and generate a greater portion of revenue. Through March 31, 2021, our chief operating decision maker, the Chief Executive Officer, reviewed financial information presented at the entity level for ongoing operations and for internal planning and forecasting purposes, and we have a single reportable segment.
Proterra Powered’s strategy is to leverage Proterra Transit’s success in the electric transit bus market to showcase the performance of our technology and demonstrate a strong track record of range and reliability in order to provide our battery systems and electrification solutions to other commercial vehicle segments. We believe our success in the transit bus market using our battery systems and electrification solutions to power heavy-duty vehicles with faster acceleration than a diesel-powered bus up steep hills, all while maintaining a rigorous regular schedule of operation with little tolerance for error, helps demonstrate the broad applicability of our technology to other commercial vehicle segments with similar requirements. We sell our electric powertrains using a business development team as well as a channel sales team for certain end markets. These teams work closely with our engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements. We have entered into supply agreements for our battery systems and other technology components with Van Hool for electric coach buses and double decker coach buses, with Bustech Pty Ltd for an Australian electric transit bus, and with Optimal, Inc. for an electric shuttle bus, and limited supply agreements with Daimler Trucks North America LLC for electric school buses and delivery trucks. We have also entered development agreements with Komatsu Ltd. for excavators, with Lightning eMotors, Inc. for an electric transit commercial van, and with Volta Trucks Ltd. for a Volta Zero urban delivery vehicle. We intend to continue to expand our strategic collaborations to develop and sell battery systems and electrification solutions across the commercial vehicle market.
Enhanced by Proterra Powered’s high performance battery systems and electrification solutions and our purpose-built transit bus vehicle designed to optimize power, weight, and efficiency, Proterra Transit has delivered more than 50% of all the electric transit buses in North America between 2012 and 2019. Our sales efforts are focused on the 400 largest public transit agencies, which operate more than 85% of the more than 70,000 transit buses on the road in North America, according to the FTA’s National Transit Database, as well as airports, universities, hospitals, and corporate shuttles. As of March 31, 2021, there are, in aggregate, more than 25,000 buses in operation at fleets that are mandated to convert to 100% zero-emission by 2040, including fleets in the state of California and the cities of New York City, Chicago, and Seattle, among others. The fleet size of our primary public transit agency customer targets ranges between approximately 100 to more than 4,000 buses, and their electrification plans typically involve a phased approach. Our strategy is to maintain the No. 1 market share of the North American electric transit bus market as electric penetration continues to rise by both acquiring new customers and expanding our share of existing customers as transit agencies’ average order rates increase to meet their zero emission targets. We believe we have a competitive advantage in winning new bus sales due to our extensive track record, with more than 650 vehicles on the road which have accumulated approximately 20 million real-world service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. We believe that repeat orders of increasing scale represent a considerable growth opportunity for our electric transit buses. After initial purchase, our customers often expand their electric vehicle programs and place additional orders for electric buses and charging systems. Repeat orders lower our customer acquisition costs and increase visibility into our sales pipeline. Many of our existing customers have announced long-term goals to transition to fleets completely comprised of electric vehicles.
We have a long sales and production cycle given our customers’ structured procurement processes and vehicle customization requirements, and believe that our proven ability to deliver commercial-quality battery systems, electrification and charging solutions, and electric transit buses gives us a distinct first mover advantage in end markets that are electrifying rapidly. For Proterra Powered, new vehicle development programs for commercial vehicle OEMs typically last between one and three years. As a result, volume production and revenue generation tend to trail initial contract signatures by a few years. For Proterra Transit, public transit agencies typically conduct a request for proposal process before awards are made and purchase orders are issued. Proposals are evaluated on various criteria, including but not limited to technical requirements, reliability, reputation of the manufacturer, and price. This initial sales process from first engagement to award typically ranges from 6 to 18 months. Once a proposal has been awarded, a pre-production process is completed where customer specific options are mutually agreed upon. A final purchase order follows the pre-production process. Procurement of parts and production typically follow the purchase order. Once a bus is fully manufactured, the customer performs a final inspection before accepting delivery, allowing us to recognize revenue. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability and production capacity.
We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. In City of Industry, California, we operate a battery production facility as well as a bus manufacturing facility. We also operate a battery production facility in Burlingame, California. Our largest bus manufacturing facility is located in Greenville, South Carolina. Battery manufacturing capacity at our City of Industry facility, once fully staffed on a three shift structure, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 transit buses across our two bus assembly facilities in Greenville, SC and City of Industry, CA, as well as more than 350 MWh of Proterra Powered batteries for third-party customers, equivalent to 1,500 school buses and/or delivery vehicles per year. We have specifically developed our battery modules using a design for manufacturability (DFM) approach that enables high-volume automated production of the module using a modular manufacturing line that can be rapidly built with low capital expenditures. Enabled by the simplicity of design and integrated architecture of our battery modules, we manufacture our battery packs in two widths and heights, various lengths ranging from 3-feet to 9-feet, and four different voltages. As we increase our production volumes, we believe that we will be able to leverage our historical investments in capacity to reduce our labor and overhead costs as a percentage of total revenue. We currently have sufficient capacity to fulfill our current backlog and anticipated near-term growth.
For the three months ended March 31, 2021 and 2020, our total revenue was $54.0 million and $53.2 million, respectively. We had a gross profit of $0.9 million and $2.2 million for the three months ended March 31, 2021 and 2020, representing a gross margin of 2% and 4%, respectively. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and as a result, generated losses from operations of $27.3 million and $22.9 million for the three months ended March 31, 2021 and 2020, respectively.
Key metrics and select financial data
Deliveries
We delivered 48 and 53 vehicles in the three months ended March 31, 2021 and 2020, respectively. We delivered battery systems for 26 and 4 vehicles in the three months ended March 31, 2021 and 2020, respectively.
Deliveries is an indicator of our ability to convert awarded orders into revenue and demonstrates the scaling of our operations. Vehicles delivered represents the number of buses that have been accepted by our Proterra Transit customers during a period. Customers will accept a bus when they determine the bus meets their service requirements. Battery systems delivered represents the battery systems that have met revenue recognition criteria during a period and is measured based on the number of underlying vehicles in which they are to be used. In addition to batteries, battery systems could include batteries drivetrains and high voltage systems and controls, depending upon the customer contract.
Growth rates between deliveries and total revenue are not perfectly correlated because our total revenue is affected by other variables, such as the mix of products sold during the period or other services provided in addition to the hardware delivered.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we use to evaluate our ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	Three Months Ended
(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Adjusted EBITDA Reconciliation:
Net loss	$(52,162)	$(32,623)	$(46,860)	$(22,699)	$(24,825)
Add (deduct):
Interest expense, net	8,797	8,849	5,198	727	639
Provision for income taxes	—	22	—	—	—
Depreciation and amortization expense	3,759	4,043	3,696	4,091	3,706
Stock-based compensation expense	2,997	2,731	2,680	2,446	2,425
(Gain) loss on valuation of derivative and warrant liabilities	16,321	(6,072)	19,061	—	—
Asset impairment charge	—	121	—	—	—
Adjusted EBITDA	$(20,288)	$(22,929)	$(16,225)	$(15,435)	$(18,055)
Recent developments
Business Combination
On January 11, 2021, we entered into the Merger Agreement with ArcLight, a special purpose acquisition company, and Merger Sub, a wholly-owned subsidiary of ArcLight. Pursuant to the Merger Agreement, on the Domestication Date, ArcLight effectuated the Domestication and, on the Closing Date, Merger Sub merged with and into Proterra, with Proterra surviving the Merger as a wholly-owned subsidiary of New Proterra. Cash proceeds of the Business Combination were funded through a combination of ArcLight’s $234.2 million of cash held in trust, net of redemptions and certain expenses paid at Close, and an aggregate of $415 million from the PIPE Investment. New Proterra’s cash on hand after giving effect to these transactions will be used to continue to invest in increasing and optimizing production and expanding the portfolio of its products and services, as well as for general corporate purposes.
Near and Mid-Term Trends
The impact of the prolonged COVID-19 pandemic, as well as our transit agency customers deferring potential orders as they await the details of the recently announced American Jobs Plan of the Biden Administration, could potentially slow our production ramp within Proterra Transit relative to prior forecasts. If this were to be the case, the combination of lower near-term revenue and higher investments aimed at meeting expected future demand would result in lower gross profit in 2022 than we previously anticipated. Finally, due to the upsized PIPE Investment and the sizeable growth opportunities we see in our Proterra Powered and Proterra Energy businesses, we plan to invest additional amounts to drive growth within these business units, which we expect will benefit our long-term revenue and earnings potential; however, we also expect these investments will reduce our EBITDA in the near-term relative to our prior expectations.
Our expectations regarding our near and mid-term financial performance are subject to risks and uncertainties, many of which are not within our control. See the section entitled “Cautionary Note Regarding Forward — Looking Statements” in Item 2.01 of the Report.

Key factors affecting our performance
COVID-19 Pandemic:
The outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts to our supply chain, operations, and customer demand. Our manufacturing operations, and our transit agency customers, have been designated as an “Essential Business”, and have continued to operate with limited interruptions since March 2020 with no material adverse impact to our operations, financial position, or liquidity through March 31, 2021. While the COVID-19 pandemic is currently expected to continue to have a limited impact to our results of operations, financial position, and liquidity, if the outbreak, and related shutdowns, production inefficiencies or extended customer order and acceptance processes, are prolonged or worsen, it could lead to delays in production, the signing of new customer contracts, and customer acceptances of near-term deliveries.
Ability to sell additional powertrains, vehicles, chargers and other products to new and existing customers
Our results will be impacted by our ability to sell our battery systems, electrification solutions, and electric transit buses, to new and existing customers. We have had initial success with Proterra Powered establishing eight strategic partnerships and with Proterra Transit selling electric transit buses and chargers to more than 130 customers. Our growth opportunity is dependent on commercial vehicle manufacturers electrifying their product offerings and increasing production as well as transit agencies electrifying more of their fleets, both of which we believe will increase with continued improvement in battery performance and costs over time. Our ability to sell additional products to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. In order to sell additional products to new and existing customers, we will need to continue to invest significant resources in our products and services. If we fail to make the right investment decisions in our technology and electrification solutions, including our battery systems and electrification and charging solutions, if customers do not adopt our technology or our products and services, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition, and operating results could be adversely affected.
Ability to improve profit margins and scale our business
We intend to continue investing in initiatives to improve our operating leverage and significantly ramp production. We believe continued reduction in costs and an increase in production volumes will enable commercial vehicle manufacturers to electrify faster. Purchased materials represent the largest component of cost of goods sold in all products and we continue to explore ways to reduce these costs through improved design for cost, strategic sourcing, long-term contracts, and in some cases vertical integration. We launched two new manufacturing facilities in 2017 and a new battery manufacturing facility in 2020. We believe that an increase in volume and additional experience will allow us to leverage those investments and reduce our labor and overhead costs, as well as our freight costs, as a percentage of total revenue. By reducing material costs, increasing facility utilization rates and improving overall economies of scale, we can reduce prices while maintaining or growing gross margins of our products to improve customers’ total cost of ownership and help accelerate commercial electric vehicle adoption. Our ability to achieve our cost-saving and production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs, and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to reduce price enough to accelerate commercial vehicle electrification and our cost of goods sold and operating costs could be greater than anticipated, which would negatively impact gross margin and profitability.

Continued emissions regulation and environmental stewardship
Our business benefits from international, federal, state, and local government interest in regulating air pollution and greenhouse gas emissions that contribute to global climate change. In July 2020, 15 states, including California and New York, pledged to work jointly towards a unified goal of zero emissions for 100% of new sales of medium- and heavy-duty commercial vehicles by 2050. In August 2019, the European Union passed Regulation 2019/1242, mandating a reduction in emissions from new trucks by 2025 and 2030. In addition, a growing number of cities and transit agencies have pledged to convert their entire transit bus fleets to zero-emission vehicles by a specific target date, and many have already begun to purchase electric vehicles in order to meet this goal. For example, on December 14, 2018, the California Air Resources Board adopted a state-wide mandate, the Innovative Clean Transit Rule, mandating transit agencies to commit to purchasing zero-emission buses starting in 2029. The American Jobs Plan, initiated as an infrastructure bill in March 2021, could also provide additional funding for electrification across many vehicle categories although its final terms, passage and timing are uncertain. The move away from diesel- and natural gas-powered commercial vehicles is a significant step forward to accelerate the use of advanced technologies in medium- and heavy-duty vehicles to meet air quality and public health, thereby boosting near-term deployment of battery-electric commercial vehicles. As legacy internal combustion engine technology becomes more heavily regulated and costly across the globe, commercial vehicle manufacturers are investing in electrification. While this investment may increase competition, we believe that it will also increase customer demand, and help build the necessary supply chain and adjacent industry investments to support powertrain electrification. However, the uncertainty related to the passage of new legislation could impact the timing and number of vehicle orders, and any reduction in governmental interest in emissions regulation could negatively impact our business prospects or operating results.
Government programs accelerating adoption of zero-emission vehicles
Federal and state funding has accelerated the adoption of electric vehicles in our target markets. For instance, our U.S. transit customers have partially funded electric bus purchases through competitive grant programs, including the Low or No Emission Vehicle Program authorized by the federal Fixing America’s Surface Transportation Act in 2015, and other state-specific funding. In each of the last two years, we have acquired, on average, 12 new customers who partnered with us to apply for competitive grants through the Low or No Emission Vehicle Program. In the United States, states are also allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses and school buses. We expect that the continued availability of government funding for our customers to help fund purchases of our electric transit buses and battery systems will remain an important factor in our company’s growth prospects.
Components of results of operations
Revenue
We derive revenue primarily from the sale of vehicles, the sale of battery packs and powertrain systems, the sale and installation of charging systems and related equipment, as well as the sale of spare parts and other services provided to customers.
Product revenue.    Product revenue consists of revenue earned from the sale of vehicles, sale of battery packs and powertrain systems as well as sales and installation of charging systems. We generally recognize product revenue from contracts with customers for the sales of our vehicles once we deliver a vehicle to a customer. A vehicle is considered delivered once a customer has accepted it. Acceptance generally occurs once the customer has completed its inspection of the vehicle and determined it to be operating as defined in the applicable contract. Revenue from the sale of battery packs and powertrain systems is typically recognized upon shipping. Revenue from sales and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, revenue related to the charging systems is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Product revenue also includes revenue from leasing vehicles and charging systems under operating leases. Revenue from operating lease arrangements is recognized ratably over the life of those contracts. The amount of product revenue we recognize in a given period depends on the number of vehicles accepted in a given period and on the type of financing used by the customer.
Parts and other service revenue.    Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery and drive systems for other vehicle manufacturers, and sales of extended warranties. The amount of parts and service revenue tends to grow with the number of vehicles delivered. However, variability can exist as customers have different methodologies for sourcing spare parts for their fleets. Revenue related to the design, development and integration of battery and drive systems is typically recognized upon shipping or delivery of services and prototypes, depending on the terms in customer contracts.
For a description of our revenue recognition policies, see the section titled “— Critical Accounting Policies and Estimates.”
Cost of goods sold
Product cost of goods sold.    Product cost of goods sold consists primarily of direct material and labor costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits, and stock-based compensation expense, reserves for estimated warranty costs, freight expense, and depreciation expense. Product cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our product cost of goods sold to increase in absolute dollars in future periods as we sell more vehicles and charging systems. As we grow into our current capacity and execute on cost-reduction initiatives, we expect our product cost of goods sold as a percentage of revenue to decrease over time.
Parts and other service cost of goods sold.    Parts and other service cost of goods sold consists primarily of material costs and the cost of services provided, including field service costs and costs related to our development team. We record costs of development services incurred in periods prior to the finalization of an agreement as research and development expense. Once a development agreement is finalized, we record these costs in parts and other service cost of goods sold. We expect our parts and other service cost of goods sold to increase in absolute dollars in future periods as more customers put additional vehicles into service and sign new development agreements.
Because purchased materials comprise more than 50% of cost of goods sold, lowering our bill of materials cost is our most critical cost reduction initiative. Bill of materials cost reduction is a cross-functional effort involving engineering, supply chain, manufacturing, and finance. These cost-reduction efforts have yielded improvements in bill of materials costs since 2018, and we have identified additional opportunities to address cost reduction in the near and medium term.
Gross profit and margin
Gross profit is total revenue less total cost of goods sold. Gross margin is gross profit expressed as a percentage of total revenue. Our gross profit and margin may fluctuate from period-to-period. Such fluctuations have been and will continue to be affected by a variety of factors, including the timing of vehicle acceptance, mix of products sold, manufacturing costs, financing options, and warranty costs. We expect our gross margin to improve over time as we continue to scale our operations and execute on cost reduction initiatives.

Operating expenses
Research and development.    Research and development expense consists primarily of personnel-related expenses, consulting and contractor expenses, validation and testing expense, prototype parts and materials, depreciation expense, and allocated overhead costs. Through March 31, 2021, we have expensed software development costs as incurred because technological feasibility has not been fully achieved. We intend to continue to make significant investments in developing new products and enhancing existing products. Research and development expense will be variable relative to the number of products that are in development, validation or testing. However, we expect it to decline as a percentage of total revenue over time.
Selling, general and administrative.    Selling, general and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources, and administrative personnel, as well as the costs of customer service, information technology, professional services, insurance, travel, allocated overhead, and other marketing, communications and administrative expenses. We will continue to actively promote our products. We also expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums, and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of total revenue over time.
Interest expense, net
Interest expense, net consists primarily of interest expense associated with our debt facilities and amortization of debt discount and issuance costs. Interest income consists primarily of interest income earned on our cash and cash equivalents and short-term investments balances.
(Gain) loss on valuation of derivative and warrant liabilities
(Gain) loss on valuation of derivative and warrant liabilities relates to the changes in the fair value of derivative and warrant liabilities, which are subject to remeasurement at each balance sheet date.
Other expense (income), net
Other expense (income), net primarily relates to sublease income and currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial gains or losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any material provision or benefit through March 31, 2021.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. We have established a full valuation allowance to offset our U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our net operating loss carryforwards and other deferred tax assets.
As of December 31, 2020, we had U.S. federal net operating loss carryforwards of $454.6 million, and state net operating loss carryforwards of $317.8 million. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030, and the federal net operating loss carryforwards generated since 2018 do not expire. The state net operating loss carryforwards will begin to expire in

2023. Also, as of December 31, 2020, we had U.S. federal research and development tax credit carryforwards of $2.0 million, and state research and development tax credit carryforwards of $1.2 million. The federal research credits begin to expire in 2037, and the South Carolina research and development tax credit carryforwards begin to expire in 2027. California state research and development tax credit carryforwards have no expiration date. Our ability to use net operating loss carryforwards and other tax attributes to reduce future taxable income and liabilities may be subject to limitations based on possible ownership changes in the past or in the future, including as a result of the Business Combination. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset U.S. federal and state taxable income may still be subject to limitations, which could potentially result in increased future tax liability to us. Additionally, a challenge by a taxing authority, a change in our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.
United States federal legislation affecting the tax laws was recently enacted in (i) December 2017 through the Tax Cuts and Jobs Act (the “TCJA”), (ii) March 2020 through the Families First Coronavirus Response Act, (iii) March 2020 through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and (iv) in December 2020 (Consolidated Appropriations Act, 2021).
We continue to examine the impact the TCJA and CARES Act may have on our business. The TCJA is a far-reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rule making and interpretation in a number of areas. The long-term impact of the TCJA on the overall economy, the industries in which we operate and our and our partners’ businesses cannot be reliably predicted at this stage of the new law’s implementation. There can be no assurance that the TCJA will not negatively impact our operating results, financial condition, and future business operations. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions, following consultation with our tax advisors. Because of our valuation allowance in the U.S., ongoing tax effects of the Act are not expected to materially change our effective tax rate in future periods.
In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (“A.B. 85”), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension. A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis.
However, since we maintain a full valuation allowance against these assets, this did not have a material impact on our operating results or financial condition.

Results of operations
The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. Percentages presented in the following tables may not sum due to rounding.

	Three Months Ended March 31,
(in thousands)	2021	2020
Product revenue	$51,422	$50,663
Parts and other service revenue	2,584	2,536
Total revenue	54,006	53,199
Product cost of goods sold	50,531	48,229
Parts and other service cost of goods sold	2,604	2,792
Total cost of goods sold (1)	53,135	51,021
Gross profit	871	2,178
Research and development (1)	9,700	8,604
Selling, general and administrative (1)	18,460	16,431
Total operating expenses	28,160	25,035
Loss from operations	(27,289)	(22,857)
Interest expense, net	8,797	639
Loss on valuation of derivative and warrant liabilities	16,321	—
Other (income) expense, net	(245)	1,329
Loss before income taxes	(52,162)	(24,825)
Provision for income taxes	—	—
Net loss	$(52,162)	$(24,825)
______________
(1)Includes stock-based compensation as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Cost of goods sold	$276	$225
Research and development	513	372
Selling, general and administrative	2,208	1,828
Total stock-based compensation expense	$2,997	$2,425

	Three Months Ended March 31,
	2021	2020
Product revenue	95%	95%
Parts and other service revenue	5	5
Total revenue	100	100
Product cost of goods sold	94	91
Parts and other service cost of goods sold	5	5
Total cost of goods sold (1)	99	96
Gross profit (loss)	1	4
Research and development (1)	18	16
Selling, general and administrative (1)	34	31
Total operating expenses	52	47
Loss from operations	(51)	(43)
Interest expense, net	16	1
Loss on valuation of derivative and warrant liabilities	30	—
Other (income) expense, net	—	2
Loss before income taxes	(97)	(46)
Provision for income taxes	—	—
Net loss	(97)%	(46)%
______________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
	2021	2020
Cost of goods sold	1%	—%
Research and development	1	1
Selling, general and administrative	4	3
Total stock-based compensation expense	6%	5%
Comparison of the Three Months Ended March 31, 2021 and Three Months Ended March 31, 2020
Revenue

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Product revenue	$51,422	$50,663	$759	1%
Parts and other service revenue	2,584	2,536	48	2
Total revenue	$54,006	$53,199	$807	2%
Total revenue increased by $0.8 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The $0.8 million increase was primarily due to $7.1 million increase in revenue from battery systems, charging systems and installation in the three months ended March 31, 2021, which was offset by a $6.2 million decrease in bus revenue. We delivered battery systems for 26 and 4 vehicles in the three months ended March 31, 2021 and 2020, respectively. We delivered and our customers accepted 48 buses in the three months ended March 31, 2021 as compared to 53 buses accepted in the three months ended March 31, 2020. COVID-19 impacted both production and deliveries in the first quarter of 2021 due to inefficiencies experienced with required safety measures and related complications with inspections.
Cost of goods sold and gross profit

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Product cost of goods sold	$50,531	$48,229	$2,302	5%
Parts and other service cost of goods sold	2,604	2,792	(188)	(7)
Total cost of goods sold	53,135	51,021	2,114	4
Gross profit	$871	$2,178	$(1,307)	(60)%
Cost of goods sold increased by $2.1 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The $2.3 million increase in product cost of goods sold in the three months ended March 31, 2021 was primarily driven by higher warranty expense and unabsorbed labor and manufacturing overhead costs due to COVID-19 related delays in production. The $0.2 million decrease in parts and other service cost of goods sold was the result of the decrease in spare parts sales for the three months ended March 31, 2020,
Gross profit decreased by $1.3 million to $0.9 million for the three months ended March 31, 2021 compared to a gross profit of $2.2 million for the three months ended March 31, 2020. The decrease in gross profit was primarily driven by the lower bus production volume and higher warranty expense in the three months ended March 31, 2021.
Operating expenses
Research and development

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Research and development	$9,700	$8,604	$1,096	13%
Research and development expense increased by $1.1 million in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase in the three months ended March 31, 2021 when compared to the three months ended March 31, 2020 was primarily due to increased personnel related expenses of $0.5 million to support the increased product development efforts and the design of new features and functionality for APEX software of 0.3 million.
Selling, general and administrative

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Selling, general and administrative	$18,460	$16,431	$2,029	12%
Selling, general and administrative expense increased by $2.0 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was due to an increase in legal fees and potential settlement expenses of $1.6 million, an increase in personnel related expenses of $0.5 million, increased IT expense of $0.3 million and higher costs associated with becoming a public company of $0.3 million.

Interest expense, net

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Interest income	$(31)	$(120)	$89	(74)%
Interest expense	8,828	759	8,069	1063
Interest expense, net	$8,797	$639	$8,158	1277%
Interest expense, net increased by $8.2 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to additional interest expense resulting from the $200.0 million Convertible Notes issued in August 2020 (“Convertible Notes”) and decreased interest income earned on investments from cash equivalents and short-term investments.
Loss on valuation of derivative and warrant liabilities

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Loss on valuation of derivative and warrant liabilities	$16,321	$—	$16,321	NM
The $16.3 million loss in the three months ended March 31, 2021 was related to the non-cash fair value change of derivative and warrant liabilities arising from the Convertible Notes.
Other (income) expense, net

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Other (income) expense, net	$(245)	$1,329	$(1,574)	(118)%
In the three months ended March 31, 2021, we recognized other income of $0.2 million, compared to other expense of $1.3 million for the three months ended March 31, 2020. Other income and expense includes sublease income, currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial losses. The higher expense in the three months ended March 31, 2020 was mainly due to foreign exchange rate fluctuations in the first quarter of 2020, and other non-operational financial gains or losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any material provision or benefit through March 31, 2021.
Liquidity and capital resources
As of March 31, 2021, we had cash and cash equivalents and short-term investments of $164.6 million. Our primary requirements for liquidity and capital are investment in new products and technologies, the improvement and expansion of existing manufacturing facilities, working capital, debt service, and general corporate needs. Historically, these cash requirements have been met through the net proceeds we received through private sales of equity securities, borrowings under our credit facilities, and payments received from customers.
We believe that our sources of existing cash and cash equivalents and short-term investments, funds raised in connection with the Business Combination and the PIPE Investment, funds available under our

Senior Credit Facility, and payments from customers will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, if we are unable to generate sufficient cash flows from operations in the future, or fund availability under our Senior Credit Facility is not sufficient, we may have to obtain additional equity or debt financing. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in significant financial and operating covenants that would restrict our operations. We cannot assure you that we will be able to obtain refinancing or additional financing on favorable terms or at all.
With the funds raised in connection with the Business Combination and the PIPE Investment, we expect no additional capital will be needed to execute our business plan over the next 12 months. We will continue to invest in increasing and optimizing production and expanding the portfolio of products and services. These investments will be approached with a view to improving profitability in the long-term, Based on our current business plan, we expect to use approximately $300 million of the funds to optimize and scale for core profitability, approximately $250 million to develop new products and services and approximately $120 million for working capital and general corporate purposes.
Hercules Credit Facility
In May 2015, we entered into the Hercules Credit Facility. After entering into the May 2019 amendment, our Hercules Credit Facility provided for a $10.0 million term loan. In August 2020, we repaid in full our obligations of $10.3 million including principal and accrued interest, and terminated this credit facility.
Senior Credit Facility
In May 2019, we entered into the Senior Credit Facility, which is a senior secured asset-based lending facility with borrowing capacity up to $75.0 million. The Senior Credit Facility is available on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at our option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest on substantially all our assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at our option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate, or LIBOR, plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The unused line fee is 0.375% per annum of the actual daily amount of the unutilized revolver commitment and will be reduced to 0.25% under certain conditions.
The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires us to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.
As of March 31, 2021, the outstanding balance was $17.1 million with a maturity date in May 2024. The interest rate was 2.73% as of March 31, 2021.

We received consent to the Business Combination from the lender under the Senior Credit Facility.
Small Business Administration Loan
In May 2020, we received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (the “PPP loan”) under CARES Act. The PPP loan was in the form of a note that matures on May 6, 2022. As of March 31, 2021, the interest rate is 1.00% per annum and interest is payable monthly commencing in October 2021. All or a portion of the loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.
Secured Convertible Promissory Notes
In August 2020, we entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
At or after an initial public offering in which we receives gross proceeds of not less than $100 million (a “QIPO”), or at the time of a merger, acquisition or other combination between us and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.
At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred, the holders may elect to convert the Convertible Notes into shares of the most senior series of our preferred stock.
The Convertible Notes will automatically be converted into common stock after a QIPO or SPAC transaction if certain price conditions are met at the time of the QIPO or SPAC transaction and in the subsequent public trading price of our common stock.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of our capital stock and all other securities that are convertible into or exercisable for our capital stock directly or indirectly.
Prior to the maturity date or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, we shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of our capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires us to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.
In connection with the issuance of the Convertible Notes, we issued to the purchasers of Convertible Notes warrants to purchase 5.1 million shares of our stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be common stock, or in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of our preferred stock. The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.
The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million was initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The warrant liability is remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. The loss from change in fair value of the warrant liability was $21.8 million for the three months ended March 31, 2021.
The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in shares of our stock rather than cash, because the total number of shares of our stock delivered to settle these embedded features will predominantly have a fixed value. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on its issuance date and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The derivative liability is remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. The gain from the change in fair value of the derivative liability was $5.5 million for the three months ended March 31, 2021.
As of March 31, 2021, the outstanding balance was $205.8 million including PIK interest of $5.8 million. The amortization expense of debt discount and issuance costs was $3.7 million for the three months ended March 31, 2021.
At the closing of the Business Combination, the holders of the Convertible Notes may optionally convert the outstanding balance under the Convertible Notes including unpaid interest into shares of New Proterra Common Stock at a conversion price on terms set forth in the Convertible Notes. The applicable conversion price at the Closing was calculated at $6.5712. Certain Convertible Notes holders with original principal of $46.5 million elected to convert their Convertible Notes, including accrued PIK interest and cash interest, at the Closing resulting in the issuance of 7.4 million shares of New Proterra common stock.
At any time after the expiration of the lock-up period following the closing of the Business Combination, the Convertible Notes will automatically be converted into common stock if the volume-weighted average price of the New Proterra Common Stock over a period of 20 consecutive trading days exceeds 150% of the conversion price. Based on the determined conversion price, the automatic conversion of the notes will be triggered based on a VWAP of $9.86. See “Treatment of Convertible Notes” in the Unaudited Pro Forma Condensed Combined Financial Information included in Exhibit 99.3 to the Report for further information regarding the conversion price determination and the assumptions behind the current estimated conversion prices.
Performance bonds
Public transit agencies may require their suppliers to obtain performance bonds from surety companies or letters of credit to protect against non-performance. These performance guarantees are normally valid from contract effective date to completion of the contract, which is generally upon customer acceptance of the vehicle. Surety companies limit the maximum coverage they will provide based on financial performance and do not provide committed bonding facilities. Currently, we are required to cash collateralize a portion of the total performance bond amount. The collateral provided is shown as restricted cash on the balance sheet. As of March 31, 2021, we had $12.6 million of restricted cash related to performance bonds. We believe that we currently have sufficient capacity to meet the performance guarantee needs of our business through our arrangements with our primary surety provider.
Cash flows
The following table summarizes our cash flows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows (used in) provided by:
Operating activities	$(15,749)	$(16,255)
Investing activities	(63,755)	32,564
Financing activities	1,903	10,390
Net(decrease) increase in cash and cash equivalents, and restricted cash	$(77,601)	$26,699
Operating activities
Net cash used in operating activities in the three months ended March 31, 2021 was $15.7 million compared to $16.3 million in the three months ended March 31, 2020. In both periods, the cash used in operating activities was due to net losses and increases in working capital. The increase in net loss of $27.3 million between the comparison periods included $16.3 million of non-cash loss on change in the fair value of derivative and warrant liabilities. Non-cash interest expense and debt discount and issuance costs amortization increased by $5.9 million and stock-based compensation expense increased by $0.6 million in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. In the three months ended March 31, 2021, cash provided by operating activities included $10.1 million and $1.3 million related to accounts payable and accrued liabilities and other non-current liabilities, respectively, and was partially offset by cash used in prepaid expenses and other current assets and deferred revenue of $3.5 million and $1.5 million, respectively. In the three months ended March 31, 2020, cash provided by operating activities included $2.7 million, $2.2 million and $1.3 million related to accounts payable and accrued liabilities, accounts receivables and other non-current liabilities, respectively, and was partially offset by cash used in prepaid expenses and other current assets of $4.2 million.
Investing activities
Net cash used in investment activities was $63.8 million in the three months ended March 31, 2021 compared to net cash provided by investment activities of $32.6 million in the three months ended March 31, 2020. The $96.3 million change was primarily driven by a net increase of $102.5 million related to the purchase of short-term investments in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, and was partially offset by a $6.2 million decrease in capital expenditures.
Financing activities
Net cash provided by financing activities was $1.9 million for the three months ended March 31, 2021 compared to $10.4 million for the three months ended March 31, 2020. The net cash provided by financing activities for the three months ended March 31, 2021 primarily resulted from $2.0 million from the exercise of stock options. For the three months ended March 31, 2020, we received net proceeds of $10.2 million from borrowing under the Senior Credit Facility.
Off-balance sheet arrangements
We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt, or operating our business. With the exception of letters of credit primarily used to support performance bond obligations, we do not have any off-balance sheet arrangements or relationships with entities that are not disclosed in our financial statements that have, or are reasonably likely to have, a material current or future effect on our financial condition, revenue, expenses, results of operations, liquidity, capital expenditures, or capital resources. In addition, we do not engage in trading activities involving non-exchange traded contracts.
Quantitative and qualitative disclosures about market risk
We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and foreign currency risks as follows:
Interest rate risk
As of March 31, 2021, we had cash and cash equivalents and short-term investments of $164.6 million. Our cash and cash equivalents and short-term investments are held primarily in U.S. treasury securities and money market funds. We believe that we do not have any material exposure to changes in fair value as a result of changes in interest rates due to the short-term nature of these instruments. We have not been exposed to material risks on investment income due to changes in interest rates given the low levels of interest being earned.
We are exposed to interest rate risk related to our indebtedness that bears interest at floating rates based on the prime rate or LIBOR rate plus a specified margin. As of March 31, 2021, we had $17.1 million of principal outstanding under the Senior Credit Facility at an average rate of 2.73% per annum, $10.0 million of principal outstanding under the PPP loan at an interest rate of 1.0%, and $205.8 million of principal outstanding under the Convertible Notes at a cash interest rate of 5.0% and a PIK interest rate of 4.5%.
Foreign exchange risk
We are exposed to foreign currency exchange rate risk, primarily related to certain raw material purchases denominated in Euros and certain accounts receivables from one customer denominated in Canadian dollars during three months ended March 31, 2021 and 2020. Payments denominated in foreign currencies represented less than 5% of our total payments during three months ended March 31, 2021 and 2020. The revenue from the customer with accounts receivable denominated in Canadian dollars is not material in three months ended March 31, 2021. The customer with accounts receivable denominated in Canadian dollars accounted for approximately 16% of our total revenue in the three months ended March 31, 2020. The exchange rate fluctuations accounted for less than $0.1 million of other income in the three months ended March 31, 2021, and $0.5 million of other expense in the three months ended March 31, 2020. The higher expense in 2020 was mainly due to foreign exchange rate fluctuations in the first quarter of 2020. As a result, we believe that we currently do not have any material exposure to changes in foreign currency exchange rates.
Critical accounting policies and estimates
Our financial statements are prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions, and judgments that affect amounts of assets and liabilities reported in the financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the applicable periods. We base our estimates, assumptions, and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions, and judgments on an ongoing basis. There have been no material changes to our critical accounting policies and estimates from the information provided in “Proterra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical accounting policies and estimates” beginning on pages 237 of the Proxy Statement/Prospectus, which is incorporated by reference in Item 2.01 of the Report.
Recent accounting pronouncements not yet adopted
See Note 2 of the Unaudited Condensed Financial Statement of Proterra Inc included in Exhibit 99.2 to the Report for recently issued accounting pronouncements not yet adopted.